Exhibit 5.1

TROYGOULD PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067-2367

June 30, 2008

Pacific Asia Petroleum, Inc.
250 East Hartsdale Ave., Suite 47
Hartsdale, New York 10530

Re:              Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Pacific Asia Petroleum, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) that the Company intends to file with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering the offer and sale of (i) up to 3,644,600 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which shares are issuable under the Company’s 2007 Stock Plan (the “Plan”), (ii) 185,400 shares of restricted Common Stock previously issued under the Plan, (iii) 170,000 shares of Common Stock issuable upon exercise of issued and outstanding options previously issued under the Plan, and (iv) 775,200 shares of Common Stock issuable upon exercise of options issued outside of the Plan (the “Non-Plan Options”).  We have been asked to give an opinion regarding the issuance by the Company of the shares described pursuant to (i), (iii) and (iv) above (collectively, the “Shares”).  This opinion letter is being given to you pursuant to your request.  We express no opinion regarding any secondary offering of the shares described by (ii) above or as otherwise offered pursuant to the Reoffer Prospectus included as part of the Registration Statement.

As a basis for rendering our opinion expressed below, we have reviewed originals or copies of originals, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Plan, (iii) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, (v) resolutions of the Company’s Board of Directors and shareholders pertaining to the issuance of the Shares, the Plan and related matters, (iv) the Amended and Restated Merger Agreement (the “Merger Agreement”) between Pacific East Advisors, Inc., IMPCO Acquisitions, LLC, and Inner Mongolian Production Company LLC (“IMPCO”), dated February 12, 2007, as amended and the resolutions of the Company’s Board of Directors and shareholders related thereto, (v) agreements entered into by and between IMPCO and each of Frank C. Ingriselli, Stephen F. Groth, Douglas Hoffmann, Jamie Tseng, and Shaoxiong Huang with respect to the Non-Plan Options, which were assumed by the Company pursuant to the Merger Agreement (the “Non-Plan Agreements”), and (vi) such other documents as we have considered necessary or appropriate as a basis for rendering our opinion.

With your permission, in order to render our opinion, we have made and relied upon such customary assumptions as we have deemed necessary or appropriate without any independent investigation or inquiry by us.  Among other things, we have assumed that:  all signatures on documents reviewed by us are genuine; all documents submitted to us as originals are authentic; and all documents submitted to us as copies conform to the originals of such documents, and such originals are authentic.

We neither express nor imply any opinion as to the laws of any jurisdiction other than applicable statutory provisions of the General Corporation Law of the State of Delaware (including applicable rules and regulations promulgated under the Delaware General Corporation Law and applicable reported judicial and regulatory determinations interpreting the Delaware General Corporation Law).  We assume no responsibility with respect to the application or effect of the laws of any other jurisdiction.

This opinion letter is limited to the opinion expressly stated below, does not include any implied opinions and is rendered as of the date hereof.  We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect our opinion, including, without limitation, future changes in applicable law.

Based upon and subject to all of the foregoing, we are of the opinion that all Shares which are issued, delivered and paid for in accordance with the terms and conditions of the Registration Statement and the Plan or the Non-Plan Agreements, as applicable, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement.  However, by giving you this opinion letter and consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

TROYGOULD PC